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                                                                       EXHIBIT R

                               Eco Telecom Limited
                             Suite 2, 4 Irish Place
                                    Gibraltar

                                                                    May 30, 2001

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083 Moscow
Russian Federation

Dr. Dmitri Borisovich Zimin
10 Ulitsa 8-Marta
Building 14
125083 Moscow
Russian Federation

Overture Limited
Richmond House
12 Par-la-Ville Road
Hamilton HM 08
Bermuda

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Gentlemen:

         We refer to the Primary Agreement dated the date hereof among Open Joint Stock Company "Vimpel-Communications" ("VIP"), Telenor East Invest AS ("TELENOR") and Eco Telecom Limited ("ECO TELECOM") (the "PRIMARY AGREEMENT") and the Share Purchase Agreement entered into between Overture Limited ("OVERTURE") and Eco Telecom (the "SHARE PURCHASE AGREEMENT") pursuant to which, Overture has agreed to sell to Eco Telecom, and Eco Telecom has agreed to purchase from Overture, (i) 6,426,600 issued shares of preferred stock of VIP, par value 0.005 rubles per share (the "PREFERRED STOCK") and (ii) 16,362 shares of common stock of VIP. Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to such terms in the Primary Agreement.

         Eco Telecom would like to confirm the rights associated with the Preferred Stock to be acquired by it pursuant to the Share Purchase Agreement, and VIP, Telenor, Overture and Dr. Zimin would like to confirm the obligations associated with the Preferred Stock to be acquired by Eco Telecom. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eco Telecom, VIP, Telenor, Overture and Dr. Zimin (each, a "PARTY" and, collectively, the "PARTIES") agree as follows:


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         1. Representations and Warranties. Each Party represents and warrants, severally and not jointly, that on and as of the date hereof, (i) such Party (if it is a corporate entity) has all necessary corporate power to enter into this Agreement, and this Agreement has been duly authorized by all necessary corporate action on the part of such Party, (ii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, (iii) such Party's execution, delivery and performance of this Agreement will not violate or conflict with any agreement to which such Party is a party or which may be binding on such Party and (iv) such Party has received all consents and approvals which may be required for such Party to execute, deliver and perform its obligations under this Agreement.

         2. Rights and Obligations Relating to the Shares. Each Party acknowledges the rights and obligations relating to the Preferred Stock, as set forth in (a) the Decision on Issuance of Securities, approved by the Board of Directors of VIP (Protocol No. 12, dated September 2, 1996) and registered by the Department of Finance of the city of Moscow on September 6, 1996 under No. 73-1-6945, and the Decision on Issuance of Securities, approved by the Board of Directors of VIP (Protocol No. 15, dated October 7, 1996) and registered by the Department of Finance of the city of Moscow on October 8, 1996 under No. 73-1-7100, (b) the Charter, and (c) the Supplemental Agreements.

         3.       Conversion Premium.

                  (a) Eco Telecom expressly acknowledges the obligation of any holder of the Preferred Stock to pay, prior to the conversion of such Preferred Stock into Common Stock, an amount in cash equal to the fair market value of the Common Stock into which the Preferred Stock is then convertible, such fair market value to be determined at the time of such conversion (the "CONVERSION PREMIUM") and agrees to be bound by such obligation upon its acquisition of the Preferred Stock.

                  (b) Eco Telecom expressly agrees that (a) Eco Telecom shall pay the Conversion Premium upon the conversion of any or all of the Preferred Stock, and (b) if for any circumstances irrespective of their nature, the Conversion Premium cannot be paid as a "conversion premium", then Eco Telecom shall, on the conversion date, pay to VIP "forgiveness" money (as defined in Article 409 of the Civil Code of the Russian Federation) in cash form, the sum being equal to the fair market value of the Common Stock (determined at the date of conversion) into which such Preferred Stock is then converted.

         4.       Validity of Preferred Stock.

                  (a) Subject to Eco Telecom's compliance with clause (3) hereof and Section 7.04 of the VIP Primary Agreement, and subject to clause 4(b) hereof, each of VIP, Telenor, Overture and Dr. Zimin covenants and agrees with Eco Telecom, severally and not jointly, that such Party and its Controlled Affiliates shall not, at any time, challenge or question the due authorization or valid issuance of the Preferred Stock, or the transfer of the Preferred Stock under any of the Zimin Preferred Stock Agreements (collectively, the "PREFERRED STOCK TRANSFERS") or the validity of the relevant clauses of the charter of VIP regarding the Preferred Stock, in each case for any reason, whether arising under the Laws of the Russian Federation or otherwise, including but not


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                  limited to any challenge which relates to the payment for the shares of Preferred Stock in connection with any of the Preferred Stock Transfers. If any of the Preferred Stock Transfers is deemed invalid and, as a result thereof, VIP or any of its Controlled Affiliates, or Dr. Zimin or any of his Controlled Affiliates, or Overture or any of its Controlled Affiliates, acquires any or all of the Preferred Stock (the "ACQUIRED PREFERRED STOCK"), then VIP, Overture or Dr. Zimin, respectively, shall transfer, or shall cause its or his Controlled Affiliates, respectively, to transfer, such Acquired Preferred Stock to Eco Telecom at a price equal to the greater of the aggregate nominal value of the Acquired Preferred Stock and the price that VIP, Overture or Zimin or its Controlled Affiliate paid for such Acquired Preferred Stock.

                  (b) Notwithstanding clause 4(a), the covenants of VIP, Telenor, Overture and Dr. Zimin hereunder shall be null and void, and be of no further force or effect, and Eco Telecom shall not have any claim (whether in law or in equity) for any breach hereunder by any such Party, if Eco Telecom (i) challenges or raises any questions with any Governmental or Regulatory Authority or any other Person the requirement to pay the Conversion Premium upon conversion of any or all of the Preferred Stock into Common Stock, or (ii) attempts to convert any or all of the Preferred Stock into Common Stock without payment of the Conversion Premium or the "forgiveness" money referred to in clause 3 hereof or Section 4.2 of the Supplemental Agreement, or (iii) fails to adhere to the terms of Section 4.3 of the Supplemental Agreement.

         5. Assignment. This Agreement shall not be assignable by any Party hereto, unless the prior written consent of the other Parties is obtained; provided, however, that Eco Telecom may, with the prior written consent of VIP, transfer its rights hereunder (subject to the obligations hereunder) to any Person to which Eco Telecom transfers its rights and obligations with respect to the Preferred Stock in accordance with the terms of the Share Purchase Agreement and Section 7.04(d) of the Primary Agreement.

         6. Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by each of the Parties and each Party's successors and permitted assigns.

         7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

         8. Arbitration. The provisions of Section 13.11 of the Primary Agreement are incorporated by reference herein, as if set forth in full herein, mutatis mutandis.


                                                  Very truly yours,

                                                  ECO TELECOM LIMITED


                                                  By /s/ Serge Barychkov
                                                     --------------------
                                                     Serge Barychkov
                                                     Attorney-in-Fact


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Agreed to and Accepted:

OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"


By /s/ Jo Lunder
   ---------------------------------------------
    Jo Lunder
    Chief Executive Officer and General Director


By /s/ Vladimir Bychenkov
   ---------------------------------------------
    Vladimir Bychenkov
    Chief Accountant

TELENOR EAST INVEST AS


By /s/  Tron Ostby
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    Tron Ostby
    Attorney-in-Fact

/s/ Dr. Dmitri Borisovich Zimin
------------------------------------------------
Dr. Dmitri Borisovich Zimin

OVERTURE LIMITED


By /s/ Dr. Dmitri Borisovich Zimin
   ---------------------------------------------